Exhibit 10.2

EMPLOYEE STOCK OWNERSHIP PLAN

The Mid Penn Bank wishes to recognize the efforts its employees have made to its success and to reward them by adopting an Employee Stock Ownership Plan. This Plan will be for the exclusive benefit of eligible employees and their beneficiaries.

The purpose of this Plan is to reward eligible employees for long and loyal service by providing them with retirements benefits.

Between now and your retirement, your Employer intends to make contributions for you and other eligible employees. Contributions to the Plan will be invested primarily in Company Stock. Your efforts added to the efforts of all other employees contribute to the profitability and growth of the Employer and thereby increase the value of Company Stock and your benefits in the Plan. When you retire, you will be entitled to receive the value of the amounts which have been accumulated in your account in the form of Company Stock.

I. Participation In Your Plan

Before you become a member or a “participant” in the Plan, there are certain eligibility and participation rules which you must meet.

A. Eligibility Requirements

You will be eligible to participate in the Plan if you have completed one (1) Year of Service. Year of Service is defined on page EB 29.

B. Participation Requirements

You will become a participant on the first day of the month coinciding with or following the date you satisfy the eligibility requirements.

II. Contributions To Your Plan

Each year, your Employer’s contribution, if any, will be placed into a trust fund for the benefit of the Plan participants. The Administrator of your Plan will then establish and maintain a separate account for you and all other participants, into which the contributions will be placed.

Your employer will determine the amount to contribute to your Plan. This contribution is discretionary.

You must complete a Year of Service during the Plan Year and be actively employed on the last day of the Plan Year to share in this contribution.

Your employer’s contribution will be “allocated” or divided among participants eligible to share in the contribution for the Plan Year. Your share of the contribution will depend upon how much compensation you received during the year and the compensation received by other eligible participants.

A. Compensation

For the purposes of your Plan, compensation is defined as your total compensation that is subject to income tax, that is, all of your compensation paid to you by your employer during the year, but excluding commissions, bonuses, and salary reduction contributions to any plan or arrangement maintained by your Employer.

B. Forfeitures

Forfeitures are created when participants terminate employment before becoming entitled to their full benefits under the Plan. Forfeitures will be “allocated” or divided among participants eligible to share for a Plan Year.

C. Transfers From Qualified Plans (Rollovers)

At the discretion of the Administrator, you may be permitted to deposit into your Plan distributions you have received from other plans. Your rollover will be placed in a separate account called a “participant’s rollover account”. You will always be 100% vested in your “rollover account”.

D. Directed Investments

When you have completed ten (10) years of service as a participant and have attained age fifty-five, you will have the right to direct the investment of a portion of your account attributable to Company Stock.

III. Benefits Under Your Plan

A. Distribution Of Benefits Upon Normal Retirement

Your normal Retirement Date is the Anniversary Date coinciding with or next following your Normal Retirement Age. Your Normal Retirement Age is attained at age 65.

At your Normal Retirement Age, you will be entitled to 100% of your account balance. Payment of your benefits will, at your election, begin as soon as practicable following your actual retirement but not prior to your Normal Retirement Date.

B. Distribution of Benefits Upon Death

Your beneficiary will be entitled to 100% of your account balance upon your death.

C. Distribution of Benefits Upon Disability

Under your Plan, disability is defined as a physical or mental condition resulting from bodily injury, disease, or mental disorder which renders you incapable of continuing your usual and customary employment with your Employer. Your disability will be determined by a licensed physician chosen by the Administrator.

If you become disabled while a participant, you will be entitled to 100% of your account balance. Payment of your disability benefits will be made to you as if you had retired.

D. Distribution Of Benefits Upon Termination Of Employment

Your Plan is designed to encourage you to stay with your Employer until retirement. Payment of your account balance under your Plan is only available upon your Death, Disability or Retirement.

If your employment terminates for reasons other than those listed above, you will be entitled to receive only your “vested percentage” of your account balance and the remainder of your account will be forfeited.

E. Vesting in Your Plan

Your “vested percentage” in your account is determined under the following schedule and is based on vesting Years Of Service.

Vesting Schedule

Years of Service	Percentage
Less than 3	0%
3	20%
4	40%
5	60%
6	80%
7	100%

F. Benefit Payment Options

The Administrator, in accordance with your election, will direct the Trustee to pay our benefits to you under one or more of the following options:

1. A single lump-sum payment

2. Installments over a period not extending beyond the earlier of your assumed life expectancy determined at the time of distribution.

Distribution of your account at retirement will be in the form of cash or Company Stock or both.

G. Treatment Of Distributions From Your Plan

Whenever you receive a distribution from your Plan, it will normally be subject to income taxes. You may; however, reduce, or defer entirely, the tax due on your distribution through use of one of the following methods:

1. The rollover of all or a portion of the distribution to an Individual Retirement Account (IRA) or another qualified employer plan. This will result in no tax being due until you begin withdrawing funds from the IRA or other qualified employer plan.

2. You may request for most distributions that a direct transfer of all or a portion of your distribution amount be made to either an Individual Retirement Account (IRA) or another qualified employer plan willing to accept the transfer. If you elect to actually receive the distribution rather than request a direct transfer, then in most cases 20% of the distribution amount will be withheld for federal income tax purposes.

IV. Service Rules

A. Year of Service

You will have completed a Year of Service if, at the end of your first twelve consecutive months of employment with your Employer, you have been credited with 1000 Hours of Service.

If you have not been credited with 1000 Hours of Service by the end of your first twelve consecutive months of employment, you will have completed a Year of Service at the end of any following Plan Year during which you were credited with 1000 Hours of Service.

You will have completed a Year of Service for vesting purposes if you are credited with 1000 Hours of Service during a Plan Year, even if you were not employed the first or last day of the Plan Year.

V. Amendment And Termination Of Your Plan

A. Amendment

Your employer has the right to amend your Plan at any time. In no event; however, will any amendment authorize or permit any part of the Plan assets to be used for purposes other than the exclusive benefit of participants or their beneficiaries or cause any reduction in the amount credited to your account.

B. Termination

Your employer has the right to terminate the Plan at any time. Upon termination, all amounts credited to your accounts will become 100% vested. A complete discontinuance of contributions by your Employer will constitute a termination.